UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Amendment No. 1)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

PHOENIX INTERESTS, INC.
(Name of Registrant as Specified in its Charter)

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	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

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PHOENIX INTERESTS, INC.
One RiverPointe Plaza
Sutie 706
Jeffersonville, IN 47130

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

TO ALL STOCKHOLDERS OF PHOENIX INTERESTS, INC.:

      The purpose of this letter is to inform you that our stockholders have given our board the authority to (1) effect a reverse stock split of each share of common stock of Phoenix Interests, Inc. at a ratio of one share for up to 50 shares of common stock outstanding, as determined by our board of directors at its discretion, and (2) amend our articles of incorporation to increase from 980 million to five billion the number of shares of common stock we are authorized to issue.

      The holders of shares representing __% of our voting power have executed a written consent giving our board the authority to effect the reverse stock split and amend our articles of incorporation as described above. The reverse stock split and amendment to our articles of incorporation are described in greater detail in the information statement accompanying this notice. The consents that we have received constitute the only stockholder approval required for the reverse stock split under the Nevada Revised Statutes and our articles of incorporation and bylaws. We would not effect the stock split or amend our articles of incorporation before October __, 2005, and our board may elect to effect the stock split but not amend our articles of incorporation, or vice versa, or may elect to take neither action.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking you for a proxy; please do not send us one.

The accompanying information statement is for information purposes only. Please read it carefully.

October __, 2005

By Order of the Board of Directors

/s/ James D. Tilton, Jr.

James D. Tilton, Jr.
President

PHOENIX INTERESTS, INC.
One RiverPointe Plaza
Suite 706
Jeffersonville, IN 47130

INFORMATION STATEMENT

October __, 2005

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

           This information statement is being mailed on or about October __, 2005, to the stockholders of record of Phoenix Interests, Inc. at the close of business on September 30, 2005. This information statement is being sent to you for information purposes only. No action is requested or required on your part. This information statement constitutes notice to our stockholders of corporate action by stockholders without a meeting, as required by Chapter 78 of the Nevada Revised Statutes.

           This information statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our common stock, par value $0.001 per share (including shares that vote with our common stock, namely outstanding shares of our Series A, Series D, and Series E convertible preferred stock, par value $0.001 per share) have adopted, by written consent, resolutions authorizing us to (1) effect a reverse stock split of each share of common stock of Phoenix Interests, Inc. at a ratio of one share for up to 50 shares of common stock outstanding, with the exact ratio to be determined by our board of directors at its discretion, and (2) amend our articles of incorporation to increase from 980 million to five billion the number of shares of common stock we are authorized to issue.

           As of the close of business on the record date, we had 980,000,000 shares of common stock authorized, of which ___________ shares were outstanding, and 20,000,000 shares of preferred stock authorized, of which there were outstanding ________ shares of Series A preferred stock, ________ shares of Series C preferred stock, ________ shares of Series D preferred stock, and ________ shares of Series E preferred stock. Each outstanding share of common stock is entitled to one vote per share; each share of Series A preferred stock votes with our common stock on an as-converted basis; shares of Series C preferred stock are not entitled to vote; and each share of Series D preferred stock and Series E preferred stock votes with our common stock on the basis of one vote per share.

           The approval of each affected class, namely our common stock and all shares that vote with the common stock, is required for us to be able to effectuate the proposed stock split. The vote of our common stock and all shares that vote with the common stock is also required to authorize the proposed amendment of our articles of incorporation. Under Nevada law and our organizational documents, we are entitled to obtain that approval by written consent. We have obtained written consents approving the proposed stock split and the proposed amendment from stockholders holding approximately __% of the voting power of our common stock and those shares of our preferred stock that vote with our common stock.

           We will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons and we will reimburse them for their reasonable expenses incurred in this process.

           Only one information statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices. If multiple stockholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTING SECURITIES

           As of September 30, 2005, there were __________ shares of our common stock and _________, _________, and _________ shares of our Series A, Series D, and Series E preferred stock outstanding.

DISSENTERS’ RIGHT OF APPRAISAL

           Under Nevada law and our articles of incorporation and bylaws, no stockholder has any right to dissent to the proposed reverse stock split and is not entitled to appraisal of or payment for their shares of our stock.

STOCKHOLDER AUTHORIZATION ONE -
REVERSE STOCK SPLIT

           As of September 30, 2005, our board of directors and stockholders holding a majority of our voting power voted to authorize our board of directors, at its discretion, to effect a reverse stock split of our outstanding common stock at a ratio of one share for up to 50 shares of common stock outstanding, with the exact ratio to be determined by our board of directors at its discretion. Should the board of directors elect to effect it, this reverse stock split would take effect no sooner than October 20, 2005, for shareholders of record of our company as of the close of business on the date of the reverse stock split.

           We propose to effectuate the reverse stock split in order to reduce the number of outstanding shares of our common stock to a level more consistent with other public companies with a similar anticipated market capitalization.

           Our board of directors believes that the reverse stock split is in the best interest of our company and its stockholders. We can give no assurances, however, that the reverse stock split would have the desired benefits. Our board of directors reserves the right to elect not to effect the reverse stock split.

Effect on Authorized and Outstanding Shares

           Immediately following effectiveness of the reverse stock split, assuming that it is at a ratio of one share for each 50 shares of common stock outstanding, there would be approximately _________ shares of our common stock outstanding. The number of shares of our preferred stock outstanding would not be affected by the reverse stock split.

           With the exception of the number of shares of common stock outstanding, the rights and preferences of shares of our common stock and preferred stock prior and subsequent to the reverse stock split would remain the same. The conversion rate of our outstanding shares of preferred stock would be adjusted to reflect the reverse stock split. Consequently, the reverse split would not affect the proportion of the outstanding shares of our common stock that would be represented by the shares of common stock issued on conversion of any shares of preferred stock. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the reverse stock split.

           The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. See “Exchange of Certificate and Elimination of Fractional Share Interests.” Common stock issued and outstanding after the reverse stock split would remain fully paid and non-assessable.

           Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, and as a result we are subject to periodic reporting and other requirements. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Effect on Market Price

           The reverse stock split may cause an increase in the market price of our common stock, but we cannot predict the actual effect of the reverse stock split on the market price. If the market price of our common stock does increase, it may not increase in proportion to the reduction in the number of shares outstanding as a result of the reverse stock split. Furthermore, the reverse stock split may not lead to a sustained increase in the market price of our common stock. The market price of our common stock may also change as a result of other unrelated factors, including our operating performance and other factors related to our business, as well as general market conditions.

Accounting Matters

           The reverse stock split would not affect the par value of our common stock. As a result, on the effective date of the reverse stock split the stated par value capital on our balance sheet attributable to our common stock and our preferred stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Exchange of Certificate and Elimination of Fractional Share Interests

           On the date of the reverse stock split, each lot of a given number of shares of our common stock-the number would depend on the ratio selected by our board of directors-would automatically be changed into one share of common stock. No additional action on the part of any stockholder would be required in order to effect the reverse stock split. Stockholders would not be required to exchange their certificates representing shares of common stock held prior to the reverse stock split for new certificates representing shares of common stock; please do not send us your stock certificates.

           In the reverse stock split, no certificate representing any fractional share interest in our post-split shares would be issued. Instead, all fractional shares would be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process would increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the reverse stock split.

Federal Income Tax Consequences

           The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

           We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

           The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefor. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefor would also be held as a capital asset.

           As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders.

           Our company should not recognize gain or loss as a result of the reverse stock split.

Potential Anti-Takeover Effect

           Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock.

STOCKHOLDER AUTHORIZATION TWO -
AMENDMENT OF CERTIFICATE OF INCORPORATION

           As of September 30, 2005, our board of directors and stockholders holding a majority of our voting power voted to authorize our board of directors, at its discretion, to amend our articles of incorporation to increase from 980 million to five billion the number of shares of common stock we are authorized to issue. Should the board of directors elect to amend our articles of incorporation, the amendment would not occur sooner than October 20, 2005.

Purpose

           Our board of directors believes that increasing to five billion the number of shares of common stock that we are authorized to issue would be in the best interests of our company, in that this increase-either by itself or together with the proposed reverse stock split-would assure that we have available sufficient shares to issue for various corporate purposes, including acquisitions, stock options, and convertible debt and equity financings, as our board of directors determines in its discretion. Our board further believes that increasing the number of authorized shares of common stock-either by itself or together with the proposed reverse stock split-would enable us to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. We currently have no specific plans, arrangements, or understandings, either written or oral, to issue any of the additional authorized shares of common stock.

Effect

           If we issue any additional shares of common stock, both the equity interests and the earnings per share of existing holders of shares of our common stock would be diluted. That dilution could be substantial, depending on the number of shares issued. The newly authorized shares of common stock would have voting and other rights identical to those of the currently authorized shares of common stock.

BOARD OF DIRECTORS’ RECOMMENDATION
AND STOCKHOLDER APPROVAL

           As of September 30, 2005, our board of directors and stockholders holding a majority of our voting power voted to authorize our board of directors, at its discretion, to (1) effect a reverse stock split of our outstanding common stock at a ratio of one share for up to 50 shares of common stock outstanding, with the exact ratio to be determined by our board of directors at its discretion, and (2) amend our articles of incorporation to increase from 980 million to five billion the number of shares of common stock we are authorized to issue. In the absence of a meeting, the affirmative consent of holders of a majority of the vote represented by our outstanding shares of common stock and our outstanding shares of preferred stock that vote with the common stock was required to approve the reverse stock split and amendment of our articles of incorporation. Because holders of approximately __% of our voting power signed a written consent in favor of the reverse stock split and increasing our authorized common stock, we are authorized to effectuate the reverse stock split and amend our articles of incorporation to increase to 5 billion the number of shares of common stock that we are authorized to issue.

           The information contained in this information statement constitutes the only notice we will be providing stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

           Except in their capacity as shareholders, none of our officers, directors or any of their respective affiliates has any interest in the reverse stock split.

FORWARD-LOOKING STATEMENTS

           This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

           We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

           We “incorporate by reference” into this proxy statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this proxy statement the following documents we have previously filed with the SEC: our annual report on Form 10-KSB for the year ended December 31, 2004, and our quarterly report on Form

10-Q for the quarterly period ended June 30, 2005. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

PHOENIX INTERESTS, INC.
One RiverPointe Plaza
Sutie 706
Jeffersonville, IN 47130

           As we obtained the requisite stockholder vote for the reverse stock split described in this information statement upon delivery of written consents from the holders of a majority of our outstanding shares of common stock and holders of a majority of our outstanding shares of Class A convertible preferred stock. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.